NEUBERGER BERMAN INCOME FUNDS
SUB-ADVISORY AGREEMENT
SCHEDULE A
SERIES OF NEUBERGER BERMAN INCOME FUNDS

Neuberger Berman Core Bond Fund

Neuberger Berman Emerging Markets Income Fund

Neuberger Berman Floating Rate Income Fund

Neuberger Berman New York Municipal Income Fund

Neuberger Berman Short Duration High Income Fund

Date:  August 14, 2013

NEUBERGER BERMAN INCOME FUNDS
SUB-ADVISORY AGREEMENT
SCHEDULE B
RATE OF COMPENSATION

FUND	RATE OF COMPENSATION BASED ON EACH FUND'S AVERAGE DAILY NET ASSETS
Neuberger Berman Core Bond Fund	0.15%
Neuberger Berman Emerging Markets Income Fund	0.20%
Neuberger Berman Floating Rate Income Fund	0.15%
Neuberger Berman New York Municipal Income Fund	0.15%
Neuberger Berman Short Duration High Income Fund	0.15%

Date: August 14, 2013